Issuer Free Writing Prospectus
Filed Pursuant to Rule 433
Registration Statement No. 333-135665
LAFARGE
Pricing Term Sheet

Issuer:	Lafarge, S.A.
Size:	$600,000,000
Maturity:	July 15, 2011
Coupon:	6.15%
Price:	99.861% of face amount
Yield to maturity:	6.183%
Spread to Benchmark Treasury:	+112 basis points
Benchmark Treasury:	5.125% due 6/30/2011
Benchmark Treasury Yield:	5.063%
Interest Payment Dates:	January 15 and July 15, commencing January 15, 2007
Redemption Provisions:	At any time at a discount rate of Treasury plus 20 basis points
Settlement:	T+3; July 18, 2006
CUSIP:	505861 AA 2
ISIN	US505861AA20
Ratings:	Baa2 by Moody’s Investor Services, Inc. and BBB by Standard & Poor’s Rating Services
Note: A securities rating is not a recommendation to buy, sell or hold securities and may be subject to revision or withdrawal at any time.
The issuer has filed a registration statement (including a prospectus) with the SEC for the offering to which this communication relates. Before you invest, you should read the prospectus in that registration statement and other documents the issuer has filed with the SEC for more complete information about the issuer and this offering. You may get these documents for free by visiting EDGAR on the SEC Web site at www.sec.gov. Alternatively, the issuer, any underwriter or any dealer participating in the offering will arrange to send you the prospectus if you request it by calling toll-free 1-888-227-2275 ext. 2663.

LAFARGE
Pricing Term Sheet

Issuer:	Lafarge, S.A.
Size:	$800,000,000
Maturity:	July 15, 2016
Coupon:	6.50%
Price:	99.588% of face amount
Yield to maturity:	6.557%
Spread to Benchmark Treasury:	+147 basis points
Benchmark Treasury:	5.125% due 5/15/2016
Benchmark Treasury Yield:	5.087%
Interest Payment Dates:	January 15 and July 15, commencing January 15, 2007
Redemption Provisions:	At any time at a discount rate of Treasury plus 25 basis points
Settlement:	T+3; July 18, 2006
CUSIP:	505861 AB 0
ISIN	US505861AB03
Ratings:	Baa2 by Moody’s Investor Services, Inc. and BBB by Standard & Poor’s Rating Services
Note: A securities rating is not a recommendation to buy, sell or hold securities and may be subject to revision or withdrawal at any time.
The issuer has filed a registration statement (including a prospectus) with the SEC for the offering to which this communication relates. Before you invest, you should read the prospectus in that registration statement and other documents the issuer has filed with the SEC for more complete information about the issuer and this offering. You may get these documents for free by visiting EDGAR on the SEC Web site at www.sec.gov. Alternatively, the issuer, any underwriter or any dealer participating in the offering will arrange to send you the prospectus if you request it by calling toll-free 1-888-227-2275 ext. 2663.

LAFARGE
Pricing Term Sheet

Issuer:	Lafarge, S.A.
Size:	$600,000,000
Maturity:	July 15, 2036
Coupon:	7.125%
Price:	99.327% of face amount
Yield to maturity:	7.18%
Spread to Benchmark Treasury:	+200 basis points
Benchmark Treasury:	5.375% due 2/15/2006
Benchmark Treasury Yield:	5.18%
Interest Payment Dates:	January 15 and July 15, commencing January 15, 2007
Redemption Provisions:	At any time at a discount rate of Treasury plus 30 basis points
Settlement:	T+3; July 18, 2006
CUSIP:	505861 AC 8
ISIN	US505861AC85
Ratings:	Baa2 by Moody’s Investor Services, Inc. and BBB by Standard & Poor’s Rating Services
Note: A securities rating is not a recommendation to buy, sell or hold securities and may be subject to revision or withdrawal at any time.
The issuer has filed a registration statement (including a prospectus) with the SEC for the offering to which this communication relates. Before you invest, you should read the prospectus in that registration statement and other documents the issuer has filed with the SEC for more complete information about the issuer and this offering. You may get these documents for free by visiting EDGAR on the SEC Web site at www.sec.gov. Alternatively, the issuer, any underwriter or any dealer participating in the offering will arrange to send you the prospectus if you request it by calling toll-free 1-888-227-2275 ext. 2663.